Exhibit 10.3
RETENTION AWARD AGREEMENT
April 15, 2021
David C. Sylvester
Dear David:
We consider you an integral member of Steelcase Inc. (the “Company”) working toward the success of our Company. Accordingly, you are eligible to receive a cash retention award in the amount of $577,900 (the “Retention Award”) for your continued services through the date set forth in Section 1 below and on the following terms and conditions.
The Company and you each agree as follows:
1.Retention Award. Except as provided under Sections 2, 3 and 4 below, you will be entitled to the Retention Award on April 28, 2023 (the “Vesting Date”), subject to you remaining in good standing, including performing at an acceptable level of performance as determined by the Company in its sole discretion and being continuously employed by the Company and its affiliates, through the Vesting Date. The Retention Award will be paid as soon as reasonably practicable following the Vesting Date, but no later than thirty (30) days following the Vesting Date, subject to any and all applicable federal, state, local, foreign and/or other withholding taxes and all other authorized payroll deductions.
2.Termination of Employment. Subject to the following sentence, you will no longer be eligible for the Retention Award if your employment is terminated for any reason by you or the Company prior to the Vesting Date. Notwithstanding the foregoing, the Retention Award will become fully vested if you die or become Disabled while you are employed after six (6) months from the date of this letter agreement and the Company will pay you the Retention Award within thirty (30) days of such event. The term “become Disabled” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, you are unable to engage in any substantial gainful activity or are receiving income replacement benefits under an accident and health plan covering employees of the Company and its affiliates for a period of not less than three (3) months.
3.Change in Control. Upon a Change in Control (as defined in the Company’s Incentive Compensation Plan, as amended and restated from time to time (the “ICP”)) while you are employed prior to the Vesting Date, the Company will pay you the Retention Award within ten (10) days following the Change in Control.
4.Competition and Clawback.
(a)If you engage in any Competition (as defined in the ICP and determined by the Administrative Committee of the ICP in its discretion) you will immediately and permanently forfeit the right to receive payment from this Retention Award. You must return to the Company any amounts paid resulting from this Retention Award at any time within the twelve-month period preceding the date you engaged in Competition with the Company.
(b)If the Company’s financial results are materially restated, you acknowledge and agree that any amount received with respect to this Retention Award shall be treated in the same manner as set forth in Article 19 of the ICP.

5.No Effect on Severance and Other Benefits. This letter agreement will not affect your eligibility or entitlement to receive any benefits payable to you under any severance, change of control or similar plan, policy or agreement with the Company or its affiliates. In addition, this Retention Award is not part of normal or expected compensation or wages/salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company or its affiliates.
6.Other Rights and Agreements. This letter agreement does not create any employment rights not specifically set forth herein with respect to you. Your employment remains at-will and can be terminated by the Company at any time and for any reason, with or without Cause. This letter agreement contains the entire understanding of the Company and you with respect to the subject matter hereof.
7.Amendment. This letter agreement may be amended or revised only by written agreement signed by an authorized officer of the Company and you.
8.Binding Effect. This letter agreement shall be binding on you and your executor, administrator and heirs, but may not be assigned by you. This letter agreement may be transferred or assigned by the Company and shall be binding on the transferee or assignee. This letter agreement shall automatically be transferred or assigned to and be binding upon any successor in interest to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.
9.Section 409A. The parties intend for the payments and benefits under this letter agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this letter agreement shall be construed and administered in accordance with such intention. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) no amounts that are payable on account of your termination of employment shall be paid to you until you have incurred a “separation from service” from the Employer within the meaning of Section 409A of the Code, (ii) amounts that would otherwise be payable that would otherwise be provided pursuant to this agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six (6) months following your separation from service (or death, if earlier) and (iii) any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.
10.Counterparts. This letter agreement may be (a) executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement, and (b) executed and delivered by facsimile or other electronic transmission with the same effect as if a manually signed original were personally delivered.
11.Applicable Law. This letter agreement shall be construed and enforced in accordance with the laws of the State of Michigan, without giving effect to the principles of conflict of laws thereof.
Accordingly, the parties have executed this letter agreement as of the date first above written.

STEELCASE INC.

By: /s/ James P. Keane
James P. Keane
President & Chief Executive Officer

Agreed and Accepted:

/s/ David C. Sylvester        4/16/21
David C. Sylvester Date